Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2015 and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

(2)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	June 30,	December 31,
	2015	2014
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	1,336,113	2,117,038
Receivables	10,816	103,174
Due from related parties (note 10)	42,409	47,696
Prepaid expenses and deposits	111,035	140,956
Assets held for sale (note 5 (a) and 13)	1,508,723	-
	3,009,096	2,408,864

Long-term deposit	51,277	51,277
Property, plant and equipment	11,089	125,298
Equity investment in Minco Silver (note 6)	5,830,000	6,820,000
Non-current assets held for sale (note 5(a) and 13)	76,979	-
	8,978,441	9,405,439
Liabilities
Current liabilities
Accounts payable and accrued liabilities	105,081	444,914
Advance from non-controlling interest (note 5(a))	-	453,463
Sale deposit (note 13)	1,600,000	-
Due to related party (note 10)	3,882,404	3,603,848
Liabilities held for sale (note 5 (a) and 13)	682,848	-
	6,270,333	4,502,225
Equity
Equity attributable to owners of the parent
Share capital (note 9(a))	41,911,823	41,882,757
Contributed surplus	9,191,979	9,179,213
Accumulated other comprehensive income	2,487,927	1,183,086
Deficits	(55,862,081)	(52,330,354)
	(2,270,352)	(85,298)
Non-controlling interests (note 8)	4,978,460	4,988,512
Total equity	2,708,108	4,903,214
	8,978,441	9,405,439
Subsequent event (note 13)

Approved by the Board of Directors

(signed) Malcolm Clay Director                                         (signed) Robert Callander Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(3)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Income (Loss)

For the three and six months ended June 30, 2015, and 2014

(Unaudited, expressd in Canadian dollars, unless otherwise stated)

	Three months ended		Six months ended
		June 30,		June 30,
	2015	2014	2015	2014
	$	$	$	$
Exploration costs (note 5)	208,905	236,981	473,839	506,868

Administrative expenses
Accounting and audit	43,272	28,288	67,417	50,406
Amortization	13,127	17,731	29,898	36,127
Consulting	18,182	2,263	26,600	7,144
Directors’ fees	10,124	13,000	29,124	31,000
Foreign exchange (gain) loss	(5,299)	(7,776)	17,144	(2,928)
Investor relations	17,699	9,678	23,482	19,207
Legal and regulatory	88,001	27,075	129,165	60,884
Office and miscellaneous	129,586	83,897	251,110	207,859
Property investigation	2,821	18,557	28,486	38,482
Salaries and benefits	142,010	194,944	268,882	347,504
Share-based compensation (note 9(b))	11,194	99,685	24,542	222,025
Travel and transportation	31,897	13,882	55,180	31,294
	502,614	501,224	951,030	1,049,004
Operating loss	(711,519)	(738,205)	(1,424,869)	(1,555,872)
Finance income	10,092	5,321	18,251	6,340
Gain on legal settlement (note 7)	-	-	51,745	-
Loss on partial disposal of investment in Minco Silver (note 6)	-	(399,536)	-	(399,536)
Recovery (impairment) of equity investment in Minco Silver (note 6)	295,027	-	(3,171,647)	-
Share of gain (loss) from equity investment in Minco Silver (note 6)	674,879	(216,378)	958,578	(271,652)
Impairment of property, plant and equipment	-	(8,736)	-	(8,736)
Dilution loss (note 6)	-	-	-	(78,177)
Net income (loss) for the period	268,479	(1,357,534)	(3,567,942)	(2,307,633)
Net income (loss) attributable to:
Shareholders of the Company	278,997	(1,335,106)	(3,531,727)	(2,239,771)
Non-controlling interest	(10,518)	(22,428)	(36,215)	(67,862)
	268,479	(1,357,534)	(3,567,942)	(2,307,633)
Income (loss) per share
Basic and diluted	0.01	(0.03)	(0.07)	(0.05)
Weighted average number of common shares outstanding Basic and diluted	50,581,381	50,498,215	50,551,875	50,467,552

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(4)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Comprehensive Loss

For the three and six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended		Six months ended
		June 30,		June 30,
	2015	2014	2015	2014
	$	$	$	$
Net income (loss) for the period	268,479	(1,357,534)	(3,567,942)	(2,307,633)
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Realized gains recycled to net loss (note 6)	-	(158,797)	-	(158,797)
Share of other comprehensive income (loss) of investments accounted for using the equity method	(529,906)	(189,013)	1,223,069	37,145
Exchange differences on translation from functional to presentation currency	(28,063)	(70,872)	107,935	(14,515)

Total comprehensive loss for the period	(289,490)	(1,776,216)	(2,236,938)	(2,443,800)
Comprehensive loss attributable to:
Shareholders of the Company	(271,844)	(1,736,233)	(2,226,886)	(2,369,076)
Non-controlling interest	(17,646)	(39,983)	(10,052)	(74,724)
	(289,490)	(1,776,216)	(2,236,938)	(2,443,800)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(5)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Changes in Equity

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

		Attributable to equity owner of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficits	Subtotal	Non-controlling interest	Total equity
		$	$	$	$	$	$	$

Balance - January 1, 2014	50,348,215	41,758,037	8,933,012	1,102,818	(44,976,192)	6,817,675	5,124,196	11,941,871
Net loss for the period	-	-	-	-	(2,239,771)	(2,239,771)	(67,862)	(2,307,633)
Other comprehensive loss	-	-	-	(129,305)	-	(129,305)	(6,862)	(136,167)
Proceeds on issuance of shares from exercise of options	150,000	117,435	(48,435)	-	-	69,000	-	69,000
Share-based compensation	-	-	222,025	-	-	222,025	-	222,025
Balance – June 30, 2014	50,498,215	41,875,472	9,106,602	973,513	(47,215,963)	4,416,184	5,049,472	9,789,096

Balance - January 1, 2015	50,514,881	41,882,757	9,179,213	1,183,086	(52,330,354)	(85,298)	4,988,512	4,903,214

Net loss for the period	-	-	-	-	(3,531,727)	(3,531,727)	(36,215)	(3,567,942)
Other comprehensive income	-	-	-	1,304,841	-	1,304,841	26,163	1,331,004
Proceeds on issuance of shares from exercise of options	46,500	29,066	(11,776)	-	-	17,290	-	17,290
Share-based compensation	-	-	24,542	-	-	24,542	-	24,542
Balance – June 30, 2015	50,561,381	41,911,823	9,191,979	2,487,927	(55,862,081)	(2,270,352)	4,978,460	2,708,108

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(6)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Cash Flow

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Six months ended June 30,
	2015	2014
Cash flow provided by (used in)	$	$
Operating activities
Net loss for the period (3,567,942)		(2,307,633)
Adjustments for:
Amortization	29,898	36,127
Equity (gain) loss on investment in Minco Silver	(958,578)	271,652
Impairment of equity investment in Minco Silver	3,171,647	399,536
Dilution loss	-	78,177
Foreign exchange loss (gain)	17,574	(2,230)
Gain on legal settlement (note 7)	(51,745)	-
Impairment on property, plant and equipment	-	8,736
Share-based compensation (note 9 (b))	24,542	222,025
Changes in items of working capital:
Receivables	(1,935)	(36,744)
Due to/from related parties	309,024	56,346
Prepaid expenses and deposits	(89,988)	(2,464)
Accounts payable and accrued liabilities	(222,349)	(85,934)
Net cash used in operating activities	(1,339,852)	(1,362,406)
Investing activities
Sale deposit (note 13)	1,600,000	-
Proceeds from legal settlement (note 7)	103,490	720,095
Proceeds from partial disposal of investment in Minco Silver	-	1,500,000
Property, plant and equipment	-	(13,766)
Net cash generated from investing activities	1,703,490	2,206,329
Financing activities
Proceeds from stock option exercises	17,290	69,000
Net cash generated from financing activities	17,290	69,000
Effect of exchange rate changes on cash	124,707	(34,744)
Increase in cash and cash equivalents	505,635	878,179
Cash and cash equivalents- Beginning of period	2,117,038	1,797,809
Cash and cash equivalents- End of period	2,622,673	2,675,988
Less: cash and cash equivalents classified as held for sale	(1,286,560)	(1,262)
Cash and cash equivalents excluding assets classified as held for sale – End of period	1,336,113	2,674,726
Cash paid for income tax	-	-

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(7)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and liquidity risk

Minco Gold Corporation (“Minco Gold” or the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The Company is an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects in China. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company has listed its common shares on the Toronto Stock Exchange (“TSX”) under the symbol “MMM”, and the NYSE MKT under the symbol “MGH”.

As at June 30, 2015, Minco Gold owned a 18.45% (December 31, 2014 – 18.45%) equity interest in Minco Silver Corporation (“Minco Silver”). Minco Silver was incorporated in British Columbia, Canada.

The Company is an exploration company and therefore has no source of revenues. As such, during the six months ended June 30, 2015, the Company incurred a net loss of $3,567,942, had accumulated deficit of $55,862,081 and a working capital deficit of $3,261,237. The Company is exposed to liquidity risk, which is the risk that the Company may encounter difficulty in settling its commitments when due including the continued forbearance to the amounts due to Minco Silver. In managing this risk, during the quarter the Company sold all of its remaining interest in the Changkeng Gold Property and its wholly owned Hong Kong subsidiary, Minco Resources Limited (“Minco Resource”) to fund an aggregate amount of $13,732,260, The Company received a refundable sale deposit of $1,600,000 on May 22, 2015 and the remaining balance of $8,416,397 on July 31, 2015, net of the debt to Minco Silver of $3.7 million and the shortfall of $15,863 from the unallocated Changkeng Joint Venture cash balance, which would be sufficient for the Company to meet its cash requirements for administrative overhead throughout the next twelve months (note 13).

2.	Basis of preparation

The condensed consolidated interim financial statements include the accounts of Minco Gold, its wholly-owned Chinese subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”), Tibet Minco Mining Co. Ltd. (“Tibet Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”); Minco Resources and its 51% interest in Guangdong Mingzhong Mining Co., Ltd. (“Mingzhong”).

Information about subsidiaries

Name	Principal activities (ownership interest)	Country of Incorporation
Minco China	Exploring and evaluating mineral properties (100%)	China
Yuanling Minco	Exploring and evaluating mineral properties (100%)	China
Tibet Minco	Exploring and evaluating mineral properties (100%)	China
Huaihua Tiancheng	Exploring and evaluating mineral properties (100%)	China
Minco Resources	Holding company (100%)	Hong Kong
Mingzhong	Exploring and evaluating mineral properties (51%)	China

(8)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

2	Basis of preparation (continued)

As at June 30, 2015, the Chinese subsidiaries’s asset and liabilities have been presented as held for sale on the condensed consolidated interim statements of financial position. The sale transaction was completed on July 31, 2015. Please refer to note 13.

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Minco China’s legal subsidiary, Foshan Minco Mining Co. Ltd. (“Foshan Minco”), is held in trust for Minco Silver. Minco Gold does not consolidate Foshan Minco as it does not control this entity. Minco China also holds certain other assets and exploration permits in trust for Minco Silver. These assets are held for the exclusive benefit of Minco Silver and have not been included in these condensed consolidated interim financial statements.

These condensed consolidated interim financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2014, which have been prepared in accordance with IFRS as issued by the IASB, and our condensed consolidated interim financial statements for the three months ended March 31, 2015.

The accounting policies applied in these condensed consolidated interim financial statements are consistent with those applied in the preparation of the consolidated financial statements for the year ended December 31, 2014.

These financial statements were approved by the board of directors for issue on August 14, 2015.

3.	Critical accounting estimates and judgments

Impairment

At each reporting date, management conducts a review to determine whether there is any objective evidence that the investment in associate is impaired. This determination requires significant judgment. In making this judgment, management evaluates among other factors, the duration and extent to which the recoverable amount of the investment in Minco Silver is less than its carrying value.

If the recoverable amount is less than the carrying value, the Company recognizes an impairment loss in the statement of loss.

Management evaluated its investment in Minco Silver for impairment and due to the significant decline in the market value of the Minco Silver shares relative to its carrying value, the company has recognized an impairment loss of $3,171,647 during the six months ended June 30, 2015. As at March 31, 2015, the Company had recognized an impairement loss of $3,466,674. During the three months ended June 30, 2015, as the quoted market price of Minco Silver increased, the Company recognized an impairment recovery of $295,027.

(9)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

3.	Critical accounting estimates and judgments

Liquidity risk

The Company is exposed to liquidity risk, which is the risk that the Company may encounter difficulty in settling its commitments when due. In managing this risk, the management of the Company, through completion of the Share Purchase Agreement (the “SPA”) have sufficient funds to meet its cash requirements for the Company’s budgeted administrative overhead throughout the next twelve months (note 13)

4.	Cash and cash equivalents

As at June 30, 2015, cash and cash equivalent consisted of cash and a short-term deposit with a maturity date of seven days and that can be renewed automatically. The yield on the short-term deposit was 2.86%.

As at June 30, 2015, cash and cash equivalent of $2,622,673 consisted of $1,336,113 and $1,286,560 held for sale, out of which, $1,277,178(RMB 6,293,168) (December 2014 - $1,761,321 (RMB 9,321,970)) remained in China, and $9,328 remained in Hong Kong. Under Chinese law, cash advanced to the Company’s Chinese subsidiaries as registered share capital is maintained in the subsidiaries’ registered capital bank account. Remittance of these funds back to Canada may require approvals by the relevant government authorities or designated banks in China or both.

5.	Mineral interests

a) Guangdong - Changkeng

Minco China and Tibet Minco, a wholly owned subsidiary of Minco China, are the controlling shareholders in Mingzhong with a 51% interest collectively.

Mingzhong signed an exploration permit transfer agreement with No. 757 Exploration Team of Guangdong Geological Bureau (“757 Exploration Team”) and on January 5, 2008 Mingzhong received the Changkeng exploration permit (the “Changkeng Exploration Permit”). This exploration permit expires on September 10, 2015.

To acquire the Changkeng Exploration Permit, Mingzhong was required to pay RMB 48 million ($8.15 million). As at December 31, 2008, the first payment for the Changkeng Exploration Permit to 757 Exploration Team was made in an amount of RMB 19 million ($3.22 million). The remaining balance of RMB 29 million ($4.92 million) was settled in May 2013. According to a Supplementary Agreement signed between 757 Exploration Team and Mingzhong, 757 Exploration Team agreed to refund RMB 3.8 million ($622,293) to Mingzhong for certain exploration costs incurred during the early stages of the Changkeng project. The refunded amount was recorded as an exploration cost recovery during the year ended December 31, 2013.

As at June 30, 2015, the Company received funds of RMB 2,400,000 ($487,072) from three minority shareholders of Mingzhong and are classified as a current liability within liabilities held for sale, pending approval of capital injection from the remaining non-controlling interest shareholders.

Pursuant to the terms of an agreement with Minco Silver, the Company has assigned its right to earn a 51% interest in the Changkeng Silver Mineralization to Minco Silver. As a result, Minco Silver is responsible for 51% of the total costs in relation to the Changkeng Silver Mineralization.

(10)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

On May 22, 2015, the Company has entered into a share purchase agreement (the “SPA”) with Minco Silver and Minco Investment for the sale of the Company’s 51% undivided interest in the Changkeng Gold Project for an aggregate purchase price of $13,732,260.

As at June 30, 2015, the Company had received a refundable sale deposit of $1.6 million from Minco Silver. The asset and liabilities have been presented as held for sale on the condensed consolidated interim statements of financial position. The sale transaction was completed on July 31, 2015. Please refer to note 13.

b)       Gansu - Longnan

Minco China holds nine exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field.The Longnan region consists of three projects according to their geographic distribution, type and potential of mineralization:

i)               Yangshan: including four exploration permits located in the northeast extension of the Yangshan gold belt and its adjacent area;

ii)             Yejiaba: including four exploration permits adjacent to the Guojiagou exploration permit; and

iii)           Xicheng East: including one exploration permit to the east extension of the Xicheng Pb-Zn mineralization belt.

The Company has spent a cumulative total of $12.1 million on exploration costs on the Longnan project as at June 30, 2015 (December 31, 2014 - $11.7 million).

On December 13, 2013, Minco China entered into an agreement with Gansu Yuandong Investment Co., Ltd (“YDIC”) in which the Company agreed to sell two exploration permits in the Xicheng East and Yejiaba area to YDIC for RMB 0.8 million ($150,000). The process of transferring the titles to the two permits to YDIC was pending approval by Gansu province and the proceeds were not received as at June 30, 2015. The Company did not record any receivable due to the uncertainty of collecbility.

On December 26, 2014, Minco China entered into an agreement with Beijing Runlong Investment Limited Company (“Beijing Runlong”) in which the Company agreed to sell four exploration permits in the Yangshan area to Beijing Runlong for total cash proceeds of RMB 3,200,000 ($604,618). The process of transferring the titles to the four permits to Beijing Runlong was pending approval by Gansu province and the proceeds was not received as at June 30, 2015. The Company did not record any receivable due to the uncertainty of collectbility.

(11)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

Beijing Runlong will make the following payments to Minco China:

i)	5% of the total cash proceeds within 20 working days from the date of signing the agreement (not received);
ii)	45% of the total cash proceeds upon receiving the approval of the transfer from the Provincial land and resources administrative authority, before submitting to the Ministry of Land and Resources (not received); and
iii)	50% of the total cash proceeds within 5 days upon receiving the approved exploration rights license (not received).

c)               Hunan – Gold Bull Mountain

Minco China’s wholly owned subsidiary Yuanling Minco owns the Gold Bull Mountain Exploration permit. The Company has submitted the renewal application for the exploration permit expired on June 28, 2015. The renewal application is currently being processed by the Ministry of Land and Resources.

d)               Guangdong - Sihui

Minco China holds an exploration permit in Guangdong Sihui in China. The Company has decided not to renew the Sihui exploration permit, which expired on February 3, 2015. The Company has disposed of certain assets in China. (Note 13).

The following is a summary of exploration costs, net of recoveries, incurred by each project:

	Three months ended June 30,		Six months ended June 30,		Cumulative to June 30,
	2015	2014	2015	2014	2015
	$	$	$	$	$
Currently active properties:
Gansu
- Longnan	177,656	197,560	369,727	371,213	12,110,624
Guangdong
- Changkeng	18,292	25,031	80,939	109,696	8,243,990
Hunan
- Gold Bull Mountain	12,957	14,390	23,067	25,433	2,296,170
Guangdong
- Sihui	-	-	106	526	6,099

Total	208,905	236,981	473,839	506,868	22,656,883
(12)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Equity investment in Minco Silver Corporation

On April 22, 2014, the Company sold 2,000,000 shares of Minco Silver for cash proceeds of $1,500,000 which decreased the Company’s equity interest in Minco Silver from 21.81% to 18.45%.

On April 22, 2014, the Company determined that it continued to hold significant influence over Minco Silver despite the Company owning less than 20 percent of the voting rights of Minco Silver’s outstanding common shares. The Company has the ability to influence Minco Silver through its board representation, common CEO and shared management positions between the Company and Minco Silver.

As at June 30, 2015, the Company owned 11,000,000 common shares of Minco Silver (December 31, 2014 - 11,000,000 common shares) that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property.

In the six months ended June 30, 2015, the Company determined that due to a significant decline in the market value of Minco Silver’s common shares, the recoverable amount of its investment was less than its carrying amount. As a result, the Company recognized an impairment loss of $3,171,647, which represents the difference between the carrying value of the investment and its recoverable amount. The fair value less costs of disposal based on the quoted market price of Minco Silver’s shares at June 30, 2015 was used as the recoverable amount. As at March 31, 2015, the Company had recognized an impairment loss of $3,466,674. During the three months ended June 30, 2015, as the quoted market price of Minco Silver increased, the Company recognized an impairment recovery of $295,027.

	2015	2014
	$	$
As at January 1, Equity investment in Minco Silver	6,820,000	13,368,836
Dilution loss	-	(78,177)
Share of associates income (loss)	958,578	(321,972)
Share of other comprehensive income of investments accounted for using the equity method	1,223,069	115,462
Partial disposition	-	(2,058,333)
Impairment loss	(3,171,647)	(4,205,816)
As at June 30, 2015 and December 31, 2014 Equity investment in Minco Silver	5,830,000	6,820,000
(13)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Equity investment in Minco Silver Corporation (continued)

The following is a summary of Minco Silver’s balance sheet and reconciliation to carrying amounts as at June 30, 2015 and December 31, 2014:

	June 30,	December 31,
	2015	2014
	$	$
Current assets	69,185,220	60,520,799
Mineral interests	34,660,658	31,621,827
Property, plant and equipment	401,540	422,012
Current liabilities	118,489	419,592
Shareholders' equity	104,128,929	92,145,046

Minco Gold’s share in percentage	18.45%	18.45%
Minco Gold’s share in $	19,211,787	17,000,761
Differences between Minco Gold’s share and carrying value	(13,381,787)	(10,180,761)
Carrying value of investment in Minco Silver	5,830,000	6,820,000
Market value of Minco Silver shares	5,830,000	6,820,000

The following is a summary of Minco Silver’s income statement for the three and six months ended June 30, 2015 and 2014:

Three months ended June 30,			Six months ended June 30,
	2015	2014	2015	2014
	$	$	$	$
Operating income (expenses)	(559,384)	(1,405,664)	135,241	(1,847,052)
Net income (loss) for the period	3,658,536	(1,139,929)	5,196,473	(1,392,778)
Other comprehensive income (loss) for the period	(2,872,633)	(988,517)	6,630,285	46,035
Comprehensive income (loss) for the period	785,903	(2,128,446)	11,826,758	(1,346,743)
(14)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Gain on legal settlement

On December 16, 2010, Minco China entered into an agreement with the 208 Team, a subsidiary of China National Nuclear Corporation, to acquire a 51% equity interest in the Tugurige Gold Project located in Inner Mongolia, China (the “Agreement”). The 208 Team did not comply with certain of its obligations under the Agreement, including its obligation to set up a new entity (the “JV Co”) and the transfer of its 100% interest in the Tugurige Gold Project to the JV Co. As a result, Minco China commenced a legal action in China seeking compensation.

On March 25, 2013, Minco China settled its claim against the 208 Team relating to the Agreement for an amount of RMB 14 million ($2.4 million). Minco China received RMB 5 million ($801,395) during 2013 and recognized a receivable of RMB 4 million ($699,688) as at December 31, 2013. The Company received RMB 4 million ($720,095) in January 2014.

On January 4, 2015, Minco China engaged a Chinese law firm to recommence a legal action against 208 Team to recover the remaining RMB 5 million ($1,014,734) unpaid balance on a contingent fee basis whereby the Company will pay the Chinese law firm 50% of the net amount recovered.

On May 6, 2015, Minco China reached an agreement to settle its claim against the 208 Team for an amount of RMB 5.5 million ($1,138,472). The payments are to be received in following manner:

i)	On the signing date of the agreement- RMB 500,000 ($98,941) (received on May 7, 2015)
ii)	On or before June 17, 2015- RMB 2,000,000 ($405,894)
iii)	On or before August 7, 2015- RMB 3,000,000 ($608,840)

As at June 30, 2015, Minco China had received RMB 500,000 ($103,490). The remaining RMB 5 million ($1,014,734) balance due under the legal settlement was not recognized as an asset on the condensed consolidated interim balance sheet at June 30, 2015 due to the uncertainty of collectability of amount owing under the settlement agreement.. Minco China has recommenced a legal action in China seeking compensation. Minco China recognized a net gain on the legal settlement of RMB 250,000 ($51,745) which represents the net proceeds from the initial payment aftr remittance of 50% of the payment under the contingent fee arrangement with the Chinese law firm, net of accrued legal fees during the six months ended June 30, 2015.

8.	Non-controlling interest

Below is summarized financial information for Mingzhong, the Company’s 51% owned indirect subsidiary. The amounts disclosed are based on those included in the condensed consolidated interim financial statement before inter-company eliminations.

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Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.	Non-controlling interest (continued)

Summarized statement for financial position

	June 30,	December 31,
	2015	2014
	$	$
NCI percentage	49%	49%
Current assets	1,247,027	1,234,149
Current liabilities	(1,414,225)	(1,321,620)
	(167,198)	(87,471)
Non-current asset	36,096	37,384
Net assets	(131,102)	(50,087)
Accumulated non-controlling interests	4,978,460	4,988,512

Summarized income statement

For the period ended	June 30,	June 30,
	2015	2014
	$	$
Net loss	(73,908)	(138,493)
Other comprehensive income (loss)	53,393	(14,002)
Total comprehensive loss	(20,515)	(152,495)
Loss allocated to NCI	(36,215)	(67,862)

Summarized cash flows

For the period ended	June 30,	June 30,
	2015	2014
	$	$
Cash flows from operating activities	(167,307)	(121,104)
Cash flows from financing activities	-	342,531
Effect of exchange rate changes on cash	89,990	(14,850)
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Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital
a.	Common shares and contributed surplus

Authorized: 100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”). The Company’s board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted. These options are equity-settled.

During the six months ended June 30, 2015, the Company did not grant any stock options.

The maximum number of common shares reserved for issuance under the Stock Option Plan is 15% of the issued and outstanding common shares of the Company.

Minco Gold recorded $11,194 and $24,542 in share-based compensation expense for the three and six months period ended June 30, 2015 (June 30, 2014 - $99,685 and $222,025).

A summary of the options outstanding is as follows:

	Number outstanding	Weighted average exercise price
		$
January 1, 2014	6,853,167	0.86

Granted	1,270,000	0.26
Exercised	(166,666)	0.44
Forfeited	(836,000)	0.94
Expired	(660,000)	0.48

Balance, December 31, 2014	6,460,501	0.79

Exercised	(66,500)	0.26
Forfeited	(677,500)	0.63

Balance, June 30, 2015	5,716,501	0.81

The weighted average share price on the date of exercise was $0.30 in 2015 (2014 - $0.57). As at June 30, 2015, there was $24 854 (2014- $81,891) of total unrecognized compensation cost relating to unvested stock options.

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Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital (continued)

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.26 – 0.44	1,032,334	3.55	0.26	682,665	0.26
0.45 – 0.54	2,225,000	2.49	0.46	2,225,000	0.46
0.55 – 0.93	1,336,667	1.66	0.68	1,336,667	0.68
0.94 – 2.59	1,122,500	0.54	2.17	1,122,500	2.17
	5,716,501	2.11	0.81	5,366,832	0.85

The Company uses the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2015	2014

Risk-free interest rate	-	1.27% - 1.68%
Dividend yield	-	0%
Volatility	-	87% - 88%
Forfeiture rate	-	23%
Estimated expected lives	-	5 years

Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company’s historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

10.	Related party transactions

Shared office expenses

a)	Minco Silver and Minco Gold share offices and certain administrative expenses in Beijing and Minco Silver, Minco Base Metals Corporation (“MBM”), a company with which the Company’s CEO has significant influence over, and Minco Gold share offices and certain administrative expenses in Vancouver.
At June 30, 2015 the Company had $3,882,404 due to Minco Silver (December 31, 2014 – $3,603,848) and consisted of the following:
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Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions (continued)
Amount due to Foshan Minco as at June 30, 2015 of $201,242 (December 31, 2014 – due from Foshan Minco $35,101), representing funds advanced from Foshan Minco to support its operating activities in China.
Amount due to Minco Silver as at June 30, 2015 of $3,681,162 (December 31, 2014 – $3,638,949) representing funds advanced from Minco Silver to Minco Gold to support its operating activities in Canada. The amount due to Minco Silver consists of $3,700,000 debt to Minco Silver and $18,838 of shared expenses due from Minco Silver. $3,700,000 debt was settled as part of the Company’s sale of the Changkeng Gold Project (note 13)
b)	At June 30, 2015, the Company had $42,409 due from MBM (December 31, 2014 - $47,696), in relation to shared office expenses.

The amounts due are unsecured, non-interest bearing and payable on demand.

Funding of Foshan Minco

Minco Silver cannot invest directly in Foshan Minco as Foshan Minco is legally owned by Minco China. All funding supplied by Minco Silver for exploration of the Fuwan Project must first go through Minco China via the Company and Minco Resources to comply with Chinese Law. In the normal course of business Minco Silver uses trust agreements when providing cash, denominated in US dollars, to Minco China via the Company and Minco Resources for the purpose of increasing the registered capital of Foshan Minco. Minco China is a registered entity in China; however it is classified as being a wholly foreign owned entity and can therefore receive foreign investment. Foshan Minco is a Chinese company with registered capital denominated in RMB and can therefore only receive domestic investment from Minco China. Increases to the registered capital of Foshan Minco must be denominated in RMB. Upon completion of the transaction describeb in note 13, this structure will be eliminated.

During the year ended December 31, 2013, Minco Silver advanced US$20 million to Minco China via the Company and Minco Resources in accordance with a trust agreement signed on April 30, 2013, in which Minco Silver agreed to advance US$20 million to Minco China to increase Foshan Minco’s registered share capital. As at June 30, 2015, Minco China held US$5,401,778 ($6,673,357) (December 31, 2014 – US$11,352,188 ($13,201,460)) and RMB 42,681 ($8,662) (December 31, 2014 – RMB 39,513 ($7,466)) in trust for Minco Silver.

Key management compensation

Key management includes the Company’s directors and senior management. This compensation is included in exploration costs and administrative expenses.

For the three and six month ended June 30, 2015 and 2014, the following compensation was paid to key management:

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Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions (continued)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	$	$	$	$
Cash remuneration	46,600	94,202	145,000	156,452
Share-based compensation	9,170	68,533	19,476	156,153
Total	55,770	162,735	164,476	312,605

11.	Geographical information

The Company’s business of exploration and development of mineral interests is considered as operating in one segment. The geographical division of the Company’s non-current assets is as follows:

Assets by geography	June 30, 2015

	Canada	China	Total
	$	$	$
Non-current assets	5,892,366	-	5,892,366
Non-current assets held for sale	-	76,979	76,979

	December 31, 2014

	Canada	China	Total
	$	$	$
Non-current assets	6,888,410	108,165	6,996,575

12.	Fair value measurements

Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements. The levels in the hierarchy are:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

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Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the six months ended June 30, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

12.	Fair value measurements (continued)

The Company has no financial assets or liabilities measured at fair value other than the equity investment in Minco Silver which was recorded at fair value less costs of disposal based on the quoted market price as at June 30, 2015. Accordingly, this item is included in Level 1 of the fair value hierarchy.

Financial instruments that are not measured at fair value on the balance sheet are represented by cash and cash equivalents, receivable, due from related parties, assets held for sale including cash and cash equivalents and receivable, account payable and accrued liabilities, due to related parties, and liability held for sale including account payable, due to related party, and advance from non-controlling interest. The fair values of these financial instruments approximate their carrying value due to their short-term nature.

13.	Subsequent event

On May 22, 2015, the Company entered into the SPA with Minco Silver and Minco Silver’s wholly-owned subsidiary, Minco Investment Holding HK Ltd. (“Minco Investment”). Pursuant to the SPA, the Company sold all of the issued and outstanding shares of Minco Resources, which holds Minco China. Minco China owns certain subsidiaries including Yuanling, Huaihua, Tibet, a legal ownership of Foshan Minco and a 51% interest in Mingzhong which owns the Changkeng Gold Project. By selling Minco China, the trust agreement related to the funding of the Fuwan Project will be eliminated. Three assets will be retained by the Company including the contingent recivable from a legal settlement with 208 Team, the Gold Bull Mountain Property, and the Longnan permits. As at June 30, 2015, all the assets and liabilities of the Chinese subsidiaries bejing disposed of have been presented as held for sale on the statement of financial position. Assets held for sale of $1,508,723 include cash of $1,286,560, receivables of $101,614, and prepaid amounts of $120,550. Non-current assets held for sale of $76,979 presented the fixed assets remained in Chinese subsidiaries. Liabilities held for sale includes an advance from a minority shareholder of $487,072, and accounts payable of $195,776. The aggregate purchase price was $13,732,260. The Company had received a refundable sale deposit of $1,600,000 from Minco Silver upon signing of the SPA, which was recorded as a sale deposit in the statement of financial position as at June 30, 2015. The remaining balance of $8,416,397, which is net of debt to Minco Silver of $3,700,000, and other adjustment of $15,863 was received from Minco Silver on the transaction closing date of July 31, 2015.

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